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                                                                    EXHIBIT 11.2


                        INTERNATIONAL HOME FOODS, INC.
           STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)





                                                              Nine Months
                                          Year Ended             Ended
                                         December 31,        September 30,
                                             1996                 1997
                                         ------------        -------------
Computation for statement of earnings:
  Pro forma income (loss).............    $     38.2            $     (1.0)
                                          ==========            ==========

Computation for pro forma weighted
  average common shares outstanding(1):
  Weighted average common shares
    outstanding.........................  61,922,990            61,922,990
  Incremental common shares applicable
    to common stock options and warrants
    based on the estimated fair value
    of the stock........................   4,607,256             4,607,256
  Incremental common shares applicable
    to shares issued in connection with
    the Offering........................  10,526,359            10,526,359
                                          ----------            ----------
  Pro forma weighted average common
    shares..............................  77,056,605            77,056,605
                                          ==========            ==========
  Pro forma primary and fully diluted
    income (loss) per common share......  $    0.50             $    (0.01)
                                          =========             ==========



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(1) Pro forma earnings per share of Common Stock is based on the weighted average number of shares of common stock equivalents outstanding during the period as adjusted for the 5.3292 for one reverse stock split.